EXHIBIT 99.1

LOUIS DREYFUS NATURAL GAS CORP.
Consolidated Balance Sheets
(dollars in thousands)

ASSETS

	September 30, 2001	December 31, 2000
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$ 5,262	$ 2,799
Receivables:
Oil and gas sales	56,813	109,488
Joint interest and other, net	11,971	9,098
Income taxes	-	9,276
Fixed-price contracts and other derivatives	73,685	1,004
Prepaids and other	4,876	4,623
Total current assets	152,607	136,288

PROPERTY AND EQUIPMENT, at cost, based on successful efforts accounting	2,194,887	1,951,520
Less accumulated depreciation, depletion and amortization	(664,718)	(591,305)
	1,530,169	1,360,215
OTHER ASSETS
Fixed-price contracts and other derivatives	64,306	752
Other, net	4,306	4,710
	68,612	5,462
	$1,751,388	$1,501,965

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$ 71,785	$ 46,065
Revenues payable	19,761	19,794
Accrued liabilities	21,646	14,984
Fixed-price contracts and other derivatives	8,327	126,255
Total current liabilities	121,519	207,098
LONG-TERM DEBT	514,145	606,909

DEFERRED CREDITS AND OTHER LONG-TERM LIABILITIES
Deferred revenue	9,450	11,277
Fixed-price contracts and other derivatives	46,134	103,447
Deferred income taxes	187,641	19,222
Other	20,341	21,193
	263,566	155,139
STOCKHOLDERS' EQUITY
Preferred stock, par value $.01; 10 million shares authorized; no shares outstanding	-	-
Common stock, par value $.01; 100 million shares authorized; issued and outstanding, 44,168,797 and 43,689,774 shares, respectively	442	437
Paid-in capital	510,623	504,989
Retained earnings	289,494	126,409
Accumulated other comprehensive income (loss)	62,804	(99,005)
Treasury stock, at cost, 359,315 and 589 common shares, respectively	(11,205)	(11)
	852,158	532,819
	$1,751,388	$1,501,965

See accompanying condensed notes to unaudited consolidated financial statements.

LOUIS DREYFUS NATURAL GAS CORP.
Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000

REVENUES
Oil and gas sales	$141,629	$127,330	$506,709	$313,814
Change in derivative fair value	(861)	6,645	2,177	(13,463)
Other income	845	486	2,123	2,568
	141,613	134,461	511,009	302,919

EXPENSES
Operating costs	21,664	23,601	78,240	60,212
General and administrative	6,358	5,720	19,962	17,421
Exploration costs	2,148	12,115	20,754	19,386
Depreciation, depletion and amortization	32,095	34,058	97,189	94,143
Impairment	3,957	-	6,563	4,569
Interest	7,691	11,018	24,469	30,326
	73,913	86,512	247,177	226,057

Income before income taxes	67,700	47,949	263,832	76,862
Income tax provision	25,829	18,524	100,747	29,510
NET INCOME	$ 41,871	$ 29,425	$163,085	$ 47,352

Net income per share:
Basic	$ .96	$ .68	$ 3.72	$ 1.15

Diluted	$ .94	$ .66	$ 3.65	$ 1.12

Weighted average number of common shares:
Basic	43,824	43,065	43,884	41,323
Diluted	44,436	44,331	44,623	42,327

See accompanying condensed notes to unaudited consolidated financial statements.

LOUIS DREYFUS NATURAL GAS CORP.
Consolidated Statements of Cash Flows (unaudited)
(in thousands)

	Nine Months Ended September 30,

	2001	2000

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$163,085	$ 47,352
Items not affecting cash flows:
Depreciation, depletion and amortization	97,189	94,143
Impairment	6,563	4,569
Deferred income taxes	69,245	27,039
Exploration costs	20,754	19,386
Change in derivative fair value	(2,177)	13,463
Other	935	(262)
Net change in operating assets and liabilities:
Accounts receivable	58,884	(57,977)
Prepaids and other	(253)	(1,679)
Accounts payable	25,720	7,341
Accrued liabilities	6,888	8,691
Income taxes payable	2,008	(31)
Revenues payable	(33)	6,121
	448,808	168,156
CASH FLOWS FROM INVESTING ACTIVITIES
Exploration and development expenditures	(284,993)	(195,718)
Acquisition of proved oil and gas properties	(6,752)	(158,419)
Additions to other property and equipment	(2,961)	(4,291)
Proceeds from sale of property and equipment	1,352	10,986
Payment of option premiums	(39,489)	-
Change in other assets	(77)	344
	(332,920)	(347,098)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from bank borrowings	314,100	479,350
Repayments of bank borrowings	(406,900)	(367,350)
Repayments of subordinated notes	_	(6,549)
Proceeds from issuance of common stock	-	70,934
Proceeds from stock option exercises and other	4,710	9,652
Sale (purchase) of treasury shares	(12,099)	49
Change in deferred revenue	(1,827)	(1,661)
Change in gains from price-risk management activities	(10,099)	(9,544)
Change in other long-term liabilities	(1,310)	(2,960)
	(113,425)	171,921
Change in cash and cash equivalents	2,463	(7,021)
Cash and cash equivalents, beginning of period	2,799	9,660

Cash and cash equivalents, end of period	$ 5,262	$ 2,639

See accompanying condensed notes to unaudited consolidated financial statements

LOUIS DREYFUS NATURAL GAS CORP.
Condensed Notes to Consolidated Financial Statements (unaudited)
September 30, 2001

Note 1 -- Accounting Principles and Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions to Form 10-Q as prescribed by the Securities and Exchange Commission. All material adjustments, consisting of normal and recurring adjustments and impairment charges, which, in the opinion of management, were necessary for a fair presentation of the results for the interim periods have been reflected. The results of operations for the three-month and nine-month periods ended September 30, 2001 are not necessarily indicative of the results to be expected for the full year. Reference is made to our Annual Report on Form 10-K for the year ended December 31, 2000 for an expanded discussion of our financial disclosures and accounting policies.

In the third quarter of 2001, an impairment charge of $4.0 million was recorded for one onshore natural gas field in the Gulf Coast region. The impairment resulted from the combination of a downward revision in proved reserves and a decrease in oil and natural gas prices. We are unaware of any other fields which may be impaired because of performance or other reasons. However, future impairments may be recognized as a result of numerous factors, all of which are beyond our ability to control or predict.

Note 2 -- Hedging

We reduce our exposure to unfavorable changes in oil and natural gas prices by utilizing fixed-price physical delivery contracts, energy swaps, collars, options and basis swaps. We also enter into interest rate swap contracts to reduce our exposure to adverse interest rate fluctuations. These derivative instruments are accounted for pursuant to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). All of our fixed-price contracts and interest rate swaps are designated as cash flow hedges. Change in derivative fair value in the statements of income for the three-month and the nine-month periods ended September 30, 2001 and 2000 is comprised of the following:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
		(in thousands)
CHANGE IN DERIVATIVE FAIR VALUE
Change in fair value of derivatives not qualifying for
hedge accounting	$ 2,971	$ 9,359	$ 5,840	$ (6,876)
Amortization of derivative fair value gains and losses
recognized in earnings prior to actual cash settlements	(2,983)	(2,051)	(8,327)	(6,397)
Ineffective portion of derivatives qualifying for hedge
accounting	(849)	(663)	4,664	(190)

	$ (861)	$ 6,645	$ 2,177	$(13,463)

Despite certain fixed-price contracts failing the effectiveness guidelines of SFAS 133 from time to time, fixed-price contracts continue to be highly effective in achieving the risk management objectives for which they were intended.

The change in carrying value of fixed-price contracts and interest rate swaps in the balance sheet since December 31, 2000 resulted from a decrease in market prices for natural gas and a decrease in interest rates. The majority of this change in fair value was reflected in accumulated other comprehensive income, net of deferred tax effects. Derivative assets and liabilities reflected as current in the September 30, 2001 balance sheet represent the estimated fair value of fixed-price contract settlements scheduled to occur over the subsequent twelve-month period based on market prices for oil and gas as of the balance sheet date. The offsetting change in value of the associated hedged production has not been reflected in the accompanying balance sheet. The contract settlement amounts are not receivable or payable until the monthly period that the related underlying hedged transaction occurs.

LOUIS DREYFUS NATURAL GAS CORP.
Condensed Notes to Consolidated Financial Statements (unaudited)
September 30, 2001

The estimated fair values of fixed-price contracts as of September 30, 2001 and December 31, 2000 are provided below. The associated carrying values of these contracts are equal to the estimated fair values for each period presented.

	September 30, 2001	December 31, 2000
	(in thousands)

Derivative assets:
Fixed-price natural gas swaps	$ 17,312	$ -
Fixed-price natural gas collars	105,483	-
Fixed-price natural gas delivery contracts	10,822	-
Natural gas basis swaps	4,374	-
Interest rate swaps	-	1,756
Derivative liabilities:
Fixed-price natural gas swaps	(9,265)	(55,923)
Fixed-price natural gas collars	-	(26,054)
Fixed-price natural gas delivery contracts	(41,982)	(146,234)
Natural gas basis swaps	(351)	(1,491)
Interest rate swaps	(2,863)	-
	$ 83,530	$(227,946)

The fair value of fixed-price contracts as of September 30, 2001 and December 31, 2000 was estimated based on market prices of natural gas and crude oil for the periods covered by the contracts. The net differential between the prices in each contract and market prices for future periods, as adjusted for estimated basis, has been applied to the volumes stipulated in each contract to arrive at an estimated future value. This estimated future value was discounted on a contract-by-contract basis at rates commensurate with our estimation of contract performance risk and counterparty credit risk. The fair value of options and other derivative instruments which contain options (such as collar structures) has been estimated based on remaining term, volatility and other factors. The terms and conditions of our fixed-price physical delivery contracts and certain financial swaps are uniquely tailored to our circumstances. In addition, certain fixed-price contracts hedge gas production for periods beyond five years into the future. The market for natural gas beyond the five-year horizon is illiquid and published market quotations are not available. We have relied upon near-term market quotations, longer-term over-the-counter market quotations and other market information to determine fair value estimates. The fair value of the interest rate swaps was based on market interest rates as of each respective date.

Note 3 -- Litigation

Louis Dreyfus Natural Gas Corp. is one of numerous defendants in several lawsuits originally filed in 1995, subsequently consolidated with related litigation, and now pending in the Texas 93rd Judicial District Court in Hildago County, Texas. The lawsuit alleges that the plaintiffs, a group of local landowners and businesses, have suffered damages including, but not limited to, property damage and lost profits of approximately $60 million as the result of an underground hydrocarbon plume within the city of McAllen, Texas. The lawsuit alleges that gas wells and related pipeline facilities operated by us, and other facilities operated by other defendants, caused the plume. In August 1999, the plaintiff's experts produced reports that suggested we might be considered a significant contributor to the plume. Our investigation into this matter has not found any leaks or discharges from our facilities. In addition, our investigation has revealed the plume to be unrelated to our gas wells and facilities. Trial is not anticipated to commence during 2001. We will vigorously defend our interests in this case. We do not presently expect the ultimate outcome of the case to have a material adverse impact on our financial position or results of operations; however, results of litigation are inherently unpredictable.

LOUIS DREYFUS NATURAL GAS CORP.
Condensed Notes to Consolidated Financial Statements (unaudited)
September 30, 2001

We were a defendant in various other legal proceedings as of September 30, 2001, which are routine and incidental to our business. We will vigorously defend our interests in these proceedings. While the ultimate results of all these proceedings cannot be predicted with certainty, we do not believe that the outcome of these matters will have a material adverse effect on our financial position or results of operations.

Note 4 -- Comprehensive Income (Loss)

Components of comprehensive income (loss) for the three-month and the nine-month periods ended September 30, 2001 and 2000, are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2001	2000	2001	2000
		(in thousands)

Net income	$ 41,871	$ 29,425	$163,085	$ 47,352
Other comprehensive income (loss), net of tax:
Reclassification adjustments - contract settlements	(23,066)	12,877	(6,589)	23,718
Change in fixed-price contract and other derivative fair value	50,987	(56,135)	168,398	(121,298)
Comprehensive income (loss)	$ 69,792	$(13,833)	$324,894	$(50,228)

Note 5 -- Stock Repurchase Program

On April 25, 2001, our Board of Directors authorized up to $40 million for the purchase of our common stock in the open market from time to time. As of September 30, 2001, we had repurchased 335,200 common shares for a total of $10.4 million under this program.

Note 6 -- Merger

On October 30, 2001, the shareholders of Louis Dreyfus Natural Gas Corp. approved the merger of the company with and into a wholly owned subsidiary of Dominion Resources, Inc. The merger consideration was $20.00 and .3226 shares of Dominion Resources common stock for each common share of Louis Dreyfus. The merger closed October 31, 2001, the last day of trading for the Louis Dreyfus common stock.